UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) March 19, 2002


                                CenturyTel, Inc.

             (Exact name of registrant as specified in its charter)


       Louisiana                     1-7784                     72-0651161
    (State or other             (Commission File              (IRS Employer
    jurisdiction of                  Number)                Identification No.)
    incorporation)

      100 CenturyTel Drive, Monroe, Louisiana                    71203
       (Address of principal executive offices)               (Zip Code)


     Registrant's telephone number, including area code      (318) 388-9000






Item 5.    Other Events

         On March 19, 2002, we entered into a definitive stock purchase agreement to sell the stock of our wireless business to an affiliate of Alltel Incorporated ("Alltel") in exchange for $1.65 billion in cash (approximately $1.3 billion after tax), subject to certain working capital and other adjustments which we do not expect to be material.

         In connection with this transaction, we will divest our (i) interests in our majority-owned and operated cellular systems, which at December 31, 2001 served approximately 797,000 customers and had access to approximately 7.8 million pops (as defined in our most recent 10-K Report), (ii) minority cellular equity interests representing approximately 2.0 million pops at December 31, 2001, and (iii) licenses to provide personal communications services ("PCS") covering 1.3 million pops in Wisconsin and Iowa. After the sale, we will retain all of our local multi-point distribution system licenses covering approximately
12.6 million pops, and PCS licenses covering approximately 1.7 million pops. We have agreed to maintain capital expenditures and sales and marketing spending at certain specified levels through the closing, and to retain certain liabilities associated with the pre-closing operation of our cellular business for various periods of time. Alltel will not assume any indebtedness in connection with the sale.

         We will be committed to (i) seek acknowledgments from some of our cellular partners confirming that they do not hold "first refusal" rights to purchase certain of our cellular partnership interests, (ii) seek waivers from certain other partners of their first refusal rights and (iii) in certain instances, offer a limited number of our cellular partnership interests to partners holding such rights. The sale is subject to the satisfactory completion of these processes for various partnerships.

         The sale is also subject to (i) approval by the Federal Communications Commission (the "FCC"), (ii) our request to waive certain FCC rules not being denied by the FCC, (iii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and
(iv) various other customary closing conditions. Subject to these conditions, we expect to complete the sale in the third quarter of 2002.

         Based on current financing, operational and other assumptions, we believe the net effect of this sale and our pending acquisition of wireline assets from Verizon Communications, Inc. (excluding one-time transaction costs) will be breakeven to $.03 accretive to earnings per share during the first full year of operations.

         In connection with the sale, (i) we have agreed to provide to Alltel certain transition services and a long-term irrevocable right of use of our Michigan fiber optic ring, and have dismissed the litigation we filed against Alltel in federal court in August 2001 and (ii) Alltel has agreed to refrain for one year from taking various actions to acquire control of us.

         Additional information regarding these transactions are set forth in our press release and stock purchase agreement dated March 19, 2002. These materials are filed as exhibits to this Report, and the full text of our press release dated March 19, 2002 (including our cautionary statements regarding our forward-looking statements) is incorporated herein by reference.

Item 7.    Financial Statements and Exhibits

    (c)      Exhibits.  The following exhibits are filed with this Report:
             --------

             2.1 Stock Purchase Agreement, dated as of March 19, 2002, by and between CenturyTel, Inc. and Alltel Communications, Inc.

                    We undertake to furnish supplementally a copy of the omitted schedules to this Agreement upon the request of the Securities and Exchange Commission.

             99.1   Press Release of CenturyTel, Inc. dated March 19, 2002.



                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CENTURYTEL, INC.

                                      By: /s/ Neil A. Sweasy
                                          ---------------------
                                          Neil A. Sweasy
                                          Vice President and Controller